Exhibit 99.2

Family Dollar Increases Regular Quarterly Dividend by 8%

MATTHEWS, N.C.--(BUSINESS WIRE)--January 15, 2009--Family Dollar Stores, Inc. (NYSE: FDO), announced that the Company’s Board of Directors has declared a regular quarterly cash dividend on the Company's common stock of $0.135 per share, payable Wednesday, April 15, 2009, to shareholders of record at the close of business on Friday, March 13, 2009. The quarterly cash dividend of $0.135 per share is an increase of 8.0% from the preceding quarterly cash dividend of $0.125 per share.

“Increasing our dividend for the 33rd consecutive year reflects our confidence in the long-term growth opportunity for Family Dollar,” said Howard R. Levine, Chairman and Chief Executive Officer.

About Family Dollar

Operating small store locations, Family Dollar is one of the fastest growing discount retail chains in the United States. Family Dollar offers a core assortment of name-brand and quality consumable merchandise supplemented by fashion and seasonal merchandise at everyday low prices.

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,600 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com